Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated March 30, 2010, on our audits of the consolidated financial statements of Guaranty Federal Bancshares, Inc. as of December 31, 2009 and 2008, and for the years ended December 31, 2009, 2008 and 2007, which report is included in the Annual Report on Form 10-K of Guaranty Federal Bancshares, Inc.

/s/ BKD, llp

Springfield, Missouri
October 29, 2010